EXHIBIT 99.1

IZEA Announces Closing of TapInfluence Acquisition

ORLANDO, FL (July 27, 2018) - IZEA, Inc. (NASDAQ: IZEA), operator of IZEAx®, the premier online marketplace connecting brands and publishers with influential content creators, closed its previously announced acquisition of TapInfluence, Inc. (TapInfluence). Upon the completion of the transaction, TapInfluence became a wholly-owned subsidiary IZEA, Inc. as of July 26, 2018.

“Any time you put more smart people together, good things happen,” said Jeff Beringer, Global Head of Digital at GOLIN. “We are excited to have long-standing partners now with the scale to help shape the future of influencer marketing. We look forward to advances ahead- especially an even more diverse talent marketplace and more powerful tools for our teams to plan and execute campaigns.”

“The acquisition shows that influencer marketing is maturing,” commented Joe Scartz, Chief Digital Commerce Officer at TPN. “I expect the industry to continue to gain more credibility and thrive as standards and key players continue to evolve.”

IZEA intends to operate the TapInfluence platform for 12-18 months, during which key features and technologies will be migrated to IZEAx. Enhanced Influencer discovery and content workflow will be among the top software development priorities for the combined engineering team. Users of the TapInfluence platform will be migrated over time as certain new features are made available to end users.

“We are thrilled to close this transaction and begin integrating the two companies,” said Ted Murphy, Founder and CEO of IZEA, Inc. “Our teams worked closely throughout the acquisition process to create the optimal path forward for the IZEA Group. The vision for this transaction is simple: eliminate redundant spending to gain operational leverage and double-down on things that provide the most value to our customers - technology and service. Looking to the future we believe that, together, we will be a healthier company with a larger and significantly more diversified revenue base.”

As part of the integration process, IZEA and TapInfluence have taken immediate steps to effect the streamlining and optimization of operations of both organizations. A total of eleven full time employees will be joining the IZEA team in offices located in California and Colorado.

Total consideration for the transaction in cash and stock is approximately $7.6 million based on IZEA’s stock price as of market close on July 26, 2018. IZEA issued $1.3 million in cash and 1.15 million shares of common stock at the close of the transaction. One additional payment of $1 million, subject to certain contractual adjustments, will be due in cash or stock, at IZEA’s option, six months after closing. A second additional payment of $3.5 million will be due in cash or stock, at IZEA’s option, twelve months after closing.

Total number of shares outstanding after the close of the transaction is 10,566,933. All shares issued as part of this transaction will be unregistered with no piggy-back registration rights.

About IZEA
IZEA operates IZEAx, the premier online marketplace that connects marketers with content creators. IZEAx automates influencer marketing and custom content development, allowing brands and agencies to scale their marketing programs. IZEA influencers include everyday creators as well as celebrities and accredited journalists. Creators are compensated for producing unique content such as long and short form text, videos, photos, status updates, and illustrations for marketers or distributing such content on behalf of marketers through their personal websites, blogs, and social media channels. Marketers receive influential content and engaging, shareable stories that drive awareness. For more information about IZEA, visit https://izea.com/.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, and terms such as “anticipate,” “expect,” “intend,” “may,” “will,” “should,” or other comparable terms, are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the content and social sponsorship segment in which IZEA operates, delays in integrating the operations of IZEA and TapInfluence and realizing the desired financial and operational benefits of the TapInfluence acquisition, failure to popularize one or more of the marketplace platforms of IZEA, inability to raise sufficient capital when needed for both operations and growth initiatives, and changing economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact occur.

Press Contact
Justin Braun
Manager, Corporate Communications
IZEA, Inc.
Phone: 407-674-6911
Email: justin.braun@izea.com